COLONIAL COMMERCIAL CORP. ELECTS
               E. BRUCE FREDRIKSON AS DIRECTOR AND CHAIRMAN OF THE
                                 AUDIT COMMITTEE

FOR IMMEDIATE RELEASE

      Hicksville, New York (February 2, 2005) Colonial Commercial Corp. today announced that E. Bruce Fredrikson has been elected to the Board of Directors and will also serve as the Chairman of the Audit Committee of the Company. Mr. Fredrikson replaces Paul H. Hildebrandt, who has resigned as a director.

      Mr. Fredrikson was a Professor of Finance at Syracuse University's Martin
J. Whitman School of Management from 1966 until May 2003. He is an independent consultant in corporate finance and governance.

      Mr. Bernard Korn said "We are delighted to welcome Mr. Fredrikson to our Board of Directors and our Audit Committee, and we thank Mr. Hildebrandt for his services as a director."


                    For further information, please contact:
                         Bernard Korn, CEO (561)368-2316